Exhibit 10.7

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of January 3, 2011, by and among Amedisys, Inc., a Delaware corporation (the “Company”), Amedisys Holding, L.L.C., a Louisiana limited liability company (“Holding”), and David R. Bucey, a person of the age of majority (“Executive”).

WHEREAS, the Company, Holding and Executive are parties to that certain Employment Agreement dated as of July 23, 2010 (the “Original Agreement”); and

WHEREAS, the Company, Holding and Executive specifically desire to amend the Original Agreement as specifically set forth herein.

NOW, THEREFORE, in consideration of the premises, as well as other mutual promises and covenants contained in this Amendment, the parties hereto agree as follows:

1.	Incorporation by Reference. The above recitations are incorporated herein by reference.

2.	Amendment to Section 3(a) of Original Agreement. Section 3(a) of the Original Agreement is hereby amended and restated in its entirety, as follows:

Section 3. Term of Employment.

(a) The term of Executive’s employment under this Agreement (the “Term of Employment”) shall commence on the Effective Date and expire on December 31, 2013 or such later date as agreed upon by the Parties pursuant to Section 3(b), below, unless terminated prior thereto in accordance herewith. This Agreement shall not be automatically renewable and, unless mutually extended by the Parties by an agreement in writing, shall terminate upon the expiration of the Term of Employment; provided, however, that:

(i) simultaneously with the expiration of the Term of Employment and termination of this Agreement, Executive’s employment shall continue on an “at will” basis unless or until such “at will” employment is terminated by the Company or Executive by notice in writing;

(ii) during the term of such “at will” employment, (A) if there is a termination by Executive with Good Reason (as defined below) or (B) if there is a termination by the Company without Cause (as defined below), in either such case, whether such termination for Good Reason or without Cause occurs prior to or following a Change in Control (as defined below) [n.b., solely for purposes of determining whether there is a Good Reason termination under this clause (ii) of this Section 3(a) and for purposes of calculating the benefits to Executive of a termination by Executive for Good Reason or by the Company without Cause, the provisions of Sections 4, 5 and 6 shall be deemed to be in full force and effect during the “at will” employment period], Executive shall be entitled to and his sole remedies for such termination (subject to the immediately following clause (iii)) shall be as set forth in Section 8(c) (which Section 8(c) shall continue in full force and effect during the “at will” employment period), and not as set forth in Section 8(e); and

(iii) as provided in Section 24, (x) the provisions of Sections 1 and 2, this second sentence of this Section 3(a), Sections 8(g), (h), (i), (j) and (m), and Sections 9 through 30 of this Agreement shall survive the termination of this Agreement and remain in full force and effect in accordance with their terms, and (y) the termination of this Agreement shall not affect any rights or obligations of the Parties accrued under this Agreement prior to or in connection with such termination and, with respect to such surviving provisions and those that survive under Section 3(a), thereafter.

3.	Amendment to Section 5(a) of Original Agreement. Section 5(a) (“Base Salary”) of the Original Agreement is hereby amended and restated in its entirety, as follows:

(a) Base Salary. Executive shall be paid an annualized salary, payable in accordance with the regular payroll practices of the Company, of not less than Two Hundred Fifty Thousand Dollars ($250,000) (“Base Salary”). The Base Salary shall be reviewed for increase (but not decrease) by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) no less than annually.

4.	Amendment to Section 8(c)(ii) of Original Agreement. Subsection (ii) of Section 8(c) (“Termination by the Company Without Cause or Termination by Executive With Good Reason Prior to a Change in Control”) of the Original Agreement is hereby amended and restated in its entirety, as follows:

(ii) an amount equal to one and one-half (1.5) times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned for the previous fiscal year or (y) $125,000 (One Hundred Twenty-Five Thousand Dollars), which amount shall be payable in substantially equal monthly installments in accordance with the Company’s payroll practices for a period of 18 months beginning with the calendar month that immediately follows the Earliest Payment Date (the “Severance Period”) unless otherwise required to be paid in accordance with Section 8(j);

5.	Amendment to Section 8(e)(ii) of Original Agreement. Subsection (ii) of Section 8(e) (“Termination by the Company Without Cause or Termination by Executive With Good Reason Following a Change in Control”) of the Original Agreement is hereby amended and restated in its entirety, as follows:

(ii) an amount equal to two (2) times the sum of (A) the Base Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or in the event a reduction in Base Salary is a basis for a termination with Good Reason, then the Base Salary in effect immediately prior to such reduction), and (B) the greater of (x) an amount equal to the cash bonus earned for the previous fiscal year or (y) $125,000 (One Hundred Twenty-Five Thousand Dollars), which amount shall be payable in lump sum on the Earliest Payment Date, unless otherwise required to be paid in accordance with Section 8(j);

6.	Effect of this Amendment. Except as specifically stated herein, the execution and delivery of this Amendment shall in no way affect the respective obligations of the parties under the Original Agreement, all of which shall continue in full force and effect.

7.	Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

8.	Counterparts. This Amendment may be executed in two or more counterparts.

9.	Captions. The captions contained in this Amendment are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have signed and executed this Amendment as of the day and year first written hereinabove.

AMEDISYS, INC.

By:	/s/ William F. Borne
William F. Borne
Chief Executive Officer

AMEDISYS HOLDING, L.L.C.

By:	/s/ William F. Borne
William F. Borne
President

EXECUTIVE

/s/ David R. Bucey
David R. Bucey

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